EXHIBIT 99.2

Chanticleer Q&A

Rights Offering

●	Why is the Company pursuing a Rights Offering and what are the planned uses of capital?

Chanticleer is pursuing a rights offering for a few main purposes. First, the Company needs to raise additional capital in order to complete the acquisition of Little Big Burger and to increase its presence in Australia. The acquisition of Little Big Burger gives Chanticleer tremendous expansion possibilities, both organically and through franchising. The investment in Australia would allow Chanticleer Holdings to increase its interest in Hooters Australia from 60% to 80% and take greater control over a business that can generate significant increased returns. Second, given the challenging market conditions and the board’s desire to minimize dilution to its shareholders, management evaluated many different types of equity raises, and the board concluded that a rights offerings was the least dilutive to existing shareholders.

●	Why raise capital at these low price levels?

While management believes its current stock price undervalues the Company, it still believes that executing the Little Big Burger acquisition and Australia opportunity are in the best interest of shareholders. Management believes that raising capital at this time through any other means would be too dilutive to shareholders. By distributing subscription rights through a dividend, the Company is providing this attractive opportunity solely to existing shareholders while also preserving the large Net Operating Loss Carryforwards.

●	How does the Rights Offering work? What do I need to do to secure my Rights?

In a rights offering, shareholders receive a dividend of basic subscription rights and over-subscription privileges and are allowed, but not obligated, to acquire additional shares of common stock via the exercise of their rights. For each share of common stock owned by shareholders of record, the shareholder receives a basic right to buy an additional share of stock. The dividend of the subscription rights settles T+3, so in order to be considered a shareholder of record, shareholders must own the stock in their brokerage accounts as of 4:00 PM ET on Tuesday, September 1, 2015, which is three trading days before the record date of Friday, September 4, 2015. During the subscription period one additional share may be purchased via the exercise of the basic rights at an exercise price of approximately an 8% to 12% discount to Market. “Market” shall be defined as the Volume Weighted Average Price of HOTR for Thursday August 27, Friday August 28, and Monday August 31 (subject to final board approval).The over-subscription privilege allows right holders whom exercise all of their basic privilege in full the right to purchase additional shares of common stock that remain unsubscribed during the subscription period. Needless to say, if all of the Company’s existing shareholders were to participate in the rights offering, the Company’s shareholders would maintain their percentage ownership of the Company and thus not be diluted.

Overall Strategy

●	Why is the Company acquiring Little Big Burger?

Little Big Burger is a brand with iconic status and following amongst a new generation of burger lovers. With the acquisition, we gain an opportunity to capitalize on a regionally prominent brand with a proven, scalable business model. The strong unit economics and resulting EBITDA contribution will be accretive to Chanticleer’s earnings and provide a great addition to our portfolio of brands.

●	Why is the Company increasing its investment in Australia?

The investment in Australia would allow us to increase our interest in our five Hooters Australia locations from 60% to 80% and to take greater control over a business that can generate significantly increased returns. We also plan to acquire 50% of the Margaritaville in Darling Harbor that we believe could very well become our most profitable store in a short period of time.

●	What are the plans to expand franchising?

We are already actively franchising BGR: the Burger Joint and have 80 BGR franchise locations committed under development agreement, equally split between domestic and international markets. In July, we opened our Dallas, TX BGR, the first of a 25-unit franchise agreement to expand BGR in the southwest region of the U.S. We also launched a franchise strategy assessment of our Just Fresh brand and expect to expand our franchising strategy across our other better-burger brands, including Little Big Burger.

●	Will you look at closing your unprofitable restaurants?

Absolutely. In fact, during the second quarter, we elected to close one underperforming store that was not profitable due to its location. We monitor each store’s performance and will not hesitate to close a location if it makes sense for shareholders. At present, we have no other restaurant locations that we intend to close.

●	What’s the status of the Hooters of America sale? Does this change your strategy?

The Hooters board recently elected to discontinue the auction for the sale of Hooters of America. While this would have resulted in a cash payment to Chanticleer given our ownership stake in Hooters of America, the funding of our growth strategy has never counted on proceeds from the sale, and we look forward to our continued ownership and possible future dividends as a result of that ownership stake.

Financials

●	When does the Company expect to achieve sufficient scale to be EBITDA profitable?

We have several initiatives underway to grow the number of stores, revenue, and EBITDA in the second half of the year. We anticipate adding this scale without significantly increasing G&A expenses and will begin to realize operating leverage necessary to achieve EBITDA profitability.

On a pro forma basis, we expect to begin 2016 with approximately 64 stores with an annualized revenue run rate of more than $60 million and positive Restaurant EBITDA in the $6-$8 million range. At that stage, the Restaurant EBITDA contribution should allow Chanticleer, on a consolidated pro forma basis, to achieve sustainable EBITDA profitability.

●	Why does the Q2 P&L reflect a net loss while restaurant EBITDA is increasing?

For the second quarter, we generated $1 million of positive EBITDA at the restaurant level on $11 million in quarterly revenue, however our consolidated adjusted EBITDA was negative $1 million and we reported a loss of $0.24 per share. Our quarterly EPS on a GAAP basis was negatively impacted by a few unusual and non-recurring items in the quarter. We recorded a non-cash loss on early conversion of debt resulting in a one-time, non-cash charge of approximately $640 thousand that negatively impacted the quarter. We also elected to close one underperforming store that was not profitable due to its poor location which resulted in a non-cash charge of approximately $300 thousand. While these two actions are beneficial for the business, for the quarter they combined for a one-time charge of approximately $940 thousand, or $.08 cents per common share, accounting for approximately 30% of the consolidated quarterly net loss per common share.

●	Why did G&A grow in Q2?

Our G&A costs increased by $800 thousand in the quarter due to increased headcount and infrastructure as we add stores and accelerate franchising efforts, as well as acquisition-related costs. However, we expect G&A as a percentage of revenue to decline over the second half of 2015. We anticipate adding approximately 17 new stores without significantly increasing overhead, which is expected to create additional operating leverage and result in lower G&A as a percent of revenue in future periods.